Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan, the 2007 Employee Stock Purchase Plan and the Amended and Restated 2007 Non-Employee Directors Stock Option Plan of Jazz Pharmaceuticals, Inc. of our reports dated March 8, 2011, with respect to the consolidated financial statements and schedule of Jazz Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Jazz Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

March 8, 2011